UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 7, 2019 (December 31, 2018)

Moxian, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55017	27-3729742
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Units B & C, 9/F, Block D Fuhua Tower 8 Chaoyangmen North Street Dongcheng District,

Beijing 100027 Peoples' Republic of China

(address of principal executive offices) (zip code)

Tel: +86 (010) 5332 0602

(registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 3.01	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OR LISTING.

On December 31, 2018, Moxian, Inc. (the “Registrant”) received a letter (the “December 31 Letter”) from The Nasdaq Stock Market (“Nasdaq”) notifying the Registrant of the Nasdaq Staff’s determination to initiate procedures to delist the Company’s securities from Nasdaq.

On September 12, 2018, Nasdaq had notified the Registrant that due to the resignation of Mr. Ajay Rajpal on June 30, 2018, the Registrant did not comply with the majority independent board requirement for continued listing, as set forth in Listing Rules 5605(b)(1). The Registrant was granted a cure period in order to regain compliance, until the earlier of its next annual meeting or one year from the date of the event of non-compliance. Because the Registrant held its annual meeting on September 28, 2018, the Registrant was required to comply with the majority independent board requirement no later than six months after the Mr. Rajpal’s resignation or December 31, 2018. However, the Registrant did not comply with Rule as of December 31, 2018.

Separately, in a Form 8-K filed December 27, 2018, the Registrant announced the resignation of audit committee member Lim Yew Seng from the board of directors, leaving Mr. Choong Khuat Leok as the only independent director on the board of directors and sole member of the audit committee. Because the audit committee had more than one vacancy, the Company was no longer eligible for the cure period referenced in the December 31 Letter.

Following the appointment of Dr. Yu Lin and Ms. Wang Ying Jie to the board of directors effective January 3, 2019 (see Item 5.02 below), a majority of the Registrant’s Board is again composed of independent directors. As a result, Nasdaq notified the Registrant in a letter dated January 7, 2019 (“January 7 Letter”) that its staff has determined that the Registrant is now in compliance with the rules described in the December 31 Letter, and that the matters described in the December 31 Letter are now closed.

Nasdaq Listing Rule 5810(b) requires that the Registrant promptly disclose receipt of the Letter, which disclosure must include the continued listing criteria that the Registrant failed to meet. The Registrant is filing this Current Report on Form 8-K for the purpose of satisfying Nasdaq’s disclosure requirement.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Effective January 3, 2019, the Board of Directors (the “Board”) of the Registrant appointed Dr. Yu Lin and Ms. Wang Ying Jie to the Board as independent directors. Both Dr. Yu Lin and Ms. Wang Ying Jie were previously members of the Registrant's Board.

Dr. Yu Lin obtained a master’s degree in management from the School of Economics and Management of Beijing Jiaotong University in 2009 and a doctor’s degree in industrial economics from Wuhan University of Technology in 2016. In 2009, Dr. Yu joined the Telecommunication Research Institute, a national think tank, under the Ministry of Industry and Information Technology (“MIIT”). Since 2009, Dr. Yu has been working as an analyst and engineer successively at Telecommunication Research Institute of MIIT. The Board believes that Dr. Yu should serve as an independent director of the Company based on his knowledge of research and development in the information technology sectors in China, particularly relating to the public sector.

Ms. Wang Ying Jie has been the President and Chief Executive Officer of Wetland Media, Inc in USA since July 2016. She is also a director of Dinghaoyicheng Technology (Shanghai) Ltd. Co. Ms. Wang was the Chief Executive Officer of BZM Innovation Technology, a Fin-tech investment company funding from a Chinese private corporate fund from November 2014 to June 2016. From October 2011 to October 2014, Ms. Wang was a business partner at Shiatang Technology, where she was responsible for the operation and business strategy. From October 2006 to October 2011, Ms. Wang was the business development director of Lionbridge Technologies, Inc. (NASDAQ: LIOX) where she planned and implemented project initiatives for projects and clients. Ms. Wang received her Master’s degree in Scientific, Technical and Medical Translation with Translation Technology from Imperial College in UK in 2004, and her Bachelor’s degree in Foreign Languages, Literatures and International Business from Tianjin Foreign Languages University in China in 1998. The Board believes that Ms. Wang should serve as an independent director of the Company based on her extensive experience in the fin-tech and media industry.

Dr. Yu and Ms. Wang, along with Choong Khuat Leok, will each serve on the Audit Committee, the Compensation Committee and the Corporate Governance and the Nominating Committee. Each such director is independent under the rules of the SEC and the NASDAQ Capital Market. Mr. Choong will serve as the chair of the Audit Committee, Dr. Yu will chair the Corporate Governance and the Nominating Committee, and Ms. Wang will chair the Compensation Committee. The Board determined that Choong Khuat Leok is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated under the Exchange Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOXIAN, INC.

Date: January 7, 2019	By:	/s/ Hao Qing Hu
		Name:	Hao Qing Hu
		Title:	Chief Executive Officer